EXHIBIT 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-11598 on Form S-8 of our report dated March 25, 2005 relating to the consolidated financial statements of Ocean Shore Holding Co. and subsidiaries appearing in the Annual Report on Form 10-K of Ocean Shore Holding Co. and subsidiaries for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Philadelphia, PA

March 29, 2005